Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of January 14, 2026 by and among Pure Cycle Corporation (the “Company”) and Maran Capital Management, LLC, and the entities and natural persons set forth in the signature pages hereto (collectively, “Maran”) (each of the Company and Maran, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Maran have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, Maran has a beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) interest in the Common Stock, 1/3 of $.01 par value, of the Company (the Common Stock”) totaling, in the aggregate, 3,549,000 shares, or approximately 14.7%, of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, as of the date hereof, the Company and Maran have determined to come to an agreement with respect to the composition of the Company’s Board of Directors (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1)	Board Appointments and Related Agreements.

a)	Board Appointments

i)The Company agrees that no later than one (1) Business Day after the Company’s 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting,” and such date, the “Appointment Date”), the Board and all applicable committees of the Board shall take all necessary actions to appoint Daniel Roller (the “Maran Appointee”) as a director of the Company with a term expiring at the Company’s 2027 Annual Meeting of Shareholders (the “2027 Annual Meeting”).

ii)If either the Maran Appointee or Mr. Daniel Kozlowski (or any Maran Replacement Director (as defined below)) is unable or unwilling to serve as a director and ceases to be a director (whether by resignation, removal, refusal to stand for election, or any other reason) at any time prior to the expiration of the Standstill Period (as defined below), and at such time Maran beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate at least 12.2% of the Company’s then-outstanding Common Stock (the “Minimum Ownership Threshold”), Maran shall have the ability to recommend a person to be a Maran Replacement Director in accordance with this Section 1(a)(ii) (any such replacement nominee, when appointed to the Board, shall be referred to as a “Maran Replacement Director”). Any Maran Replacement Director must (A) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to The Nasdaq Stock Market (“Nasdaq”) listing standards and (C) have the relevant financial and business experience to be a director of the Company. The Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) shall make its determination and recommendation regarding whether such Maran Replacement Director meets the foregoing criteria within five (5) business days after (a) such nominee has submitted to the Company the documentation required by Section 1(c)(ii) and (b) representatives of the Board have conducted customary interview(s) of such nominee, if such interviews are requested by the Board or the Nominating and Corporate Governance Committee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(a)(ii) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Maran’s submission of such nominee. In the event the Nominating and Corporate Governance Committee does not accept a person recommended by Maran as the Maran Replacement Director, Maran shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating and Corporate Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Maran Replacement Director nominee by the Nominating and Corporate Governance Committee, the Board shall vote on the appointment of such Maran Replacement Director to the Board no later than five (5) business days after the Nominating and Corporate Governance Committee’s recommendation of such Maran Replacement Director; provided, however, that if the Board does not appoint such Maran Replacement Director to the Board pursuant to this Section 1(a)(ii), the Parties shall continue to follow the procedures of this Section 1(a)(ii) until a Maran Replacement Director is elected to the Board. Subject to applicable law and stock exchange rules, upon a Maran Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Maran Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal if the Maran Replacement Director meets all then-applicable requirements for membership on such committee(s).

iii)The Maran Appointee or any Maran Replacement Director will be entitled to the same director benefits as other members of the Board, including (a) compensation for service as a director and reimbursement of such director’s expenses on the same basis as all other non-employee directors of the Company; (b) equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of the Company; and (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time. Furthermore, the Parties agree that the Maran Appointee, during his service as a director of the Company, will not be prohibited from acting in his capacity as a director or from complying with his fiduciary duties as a director of the Company (including voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board, and making suggestions or raising any issues or recommendations to the Board); provided that Maran agrees that the Board or any committee or subcommittee thereof, in the exercise of its fiduciary duties, may recuse the Maran Appointee, Mr. Kozlowski or any Maran Replacement Director

from any Board or committee or subcommittee meeting or portion thereof at which the Board or any such committee or subcommittee is evaluating and/or taking action with respect to (A) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (B) any action taken in response to actions taken or proposed by Maran or its Affiliates with respect to the Company or (C) any proposed transaction between the Company and Maran or its Affiliates.

iv)As a condition to the Maran Appointee’s appointment to the Board, Maran hereby represents that the Maran Appointee has submitted, or shall no later than the date hereof submit, an irrevocable resignation letter pursuant to which the Maran Appointee shall resign from the Board and all applicable committees thereof effective automatically and immediately if Maran fails to satisfy the Minimum Ownership Threshold at any time after the date of this Agreement. With respect to any Maran Replacement Director, as a condition to such Maran Replacement Director’s appointment to the Board, Maran shall cause such Maran Replacement Director to deliver to the Company an irrevocable resignation letter pursuant to which such Maran Replacement Director shall resign from the Board and all applicable committees thereof effective automatically and immediately if Maran fails to satisfy the Minimum Ownership Threshold at any time following the date of such Maran Replacement Director’s appointment to the Board. Maran shall promptly (and in any event within five (5) business days) inform the Company in writing if Maran fails to satisfy the Minimum Ownership Threshold at any time.

v)The Maran Appointee shall be invited to the meeting of the Board immediately preceding the 2026 Annual Meeting (currently scheduled for January 14, 2026) as a non-voting observer.

b)	Board Committees.

On the Appointment Date, the Board and all applicable committees of the Board shall take all action necessary to form a Strategy and Capital Allocation Committee of the Board (the “Strategy and Capital Allocation Committee”), whose charter shall be adopted by the Board in the form attached as Schedule A hereto and not be modified prior to the end of the Standstill Period without the prior written consent of Maran. The Strategy and Capital Allocation Committee shall be comprised of four (4) directors: the Maran Appointee, Mr. Kozlowski, Mr. Jeffrey Sheets, and Mr. Patrick Beirne, with the Maran Appointee serving as its Chair. During the Standstill Period, the Company (for the avoidance of doubt, including the Board) shall not be entitled to remove the Maran Appointee as a member of the Strategy and Capital Allocation Committee without the prior written consent of Maran.

Without limiting the foregoing, the Board shall give the Maran Appointee the same due consideration for membership to any committee of the Board as any other independent director.

c)	Additional Agreements.

i)Maran shall comply, and shall cause each of its controlled Affiliates and Associates to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

At the 2026 Annual Meeting and, during the Standstill Period at each annual or special meeting of Company’s shareholders (including any adjournments, postponements or other delays thereof) or action by written consent, Maran shall vote all shares of Common Stock beneficially owned by Maran at such meeting (A) in favor of all directors nominated by the Board for election and (B) in accordance with the Board’s recommendation with respect to any other Company proposal or shareholder proposal or nomination presented at such meetings; provided, however that Maran shall be permitted to vote as it determines in its sole discretion regarding any proposed tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, consolidation, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company, any of its subsidiaries or any of their respective securities or assets (each, an “Extraordinary Transaction”); provided, further, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any Company proposal or shareholder proposal presented at such meetings (other than proposals relating to the election of directors), Maran shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation.

ii)Maran acknowledges that, prior to the date of this Agreement, the Maran Appointee, and prior to any appointment, each Maran Replacement Director, may be required to submit to the Company a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation applicable to directors of the Company.

2)	Standstill Provisions.

a)Maran agrees that, from the date of this Agreement until the earlier of (i) the date that is fifteen (15) days prior to the deadline for the submission of shareholder nominations for the 2027 Annual Meeting pursuant to the Company’s Bylaws and (ii) ninety (90) days prior to the anniversary of the date on which the Company first mailed its proxy materials for the 2026 Annual Meeting (the “Standstill Period”), and (iii) the announcement of an Extraordinary Transaction the completion of which requires the approval of the Company’s shareholders, Maran shall not, and shall cause each of its controlled Affiliates and Associates not to, in each case directly or indirectly, in any manner:

i)initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any annual or special meeting of the Company’s shareholders or any similar shareholder consent solicitation process;

ii)engage in or encourage any solicitation of proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies (including, without limitation, any solicitation of consents), in each case, with respect to securities of the Company;

iii)form, join, or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of Common Stock (other than a “group” that includes all or some of the members of Maran and Mr. Kozlowski, but does not include any other entities or persons that are not Mr. Kozlowski or members of Maran as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Maran to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

iv)deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Maran and otherwise in accordance with this Agreement;

v)seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board; provided, however, that nothing in this Agreement shall prevent Maran or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2027 Annual Meeting so long as such actions do not create a public disclosure obligation for Maran or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Maran’s normal practices in the circumstances;

vi)(A) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any Extraordinary Transaction, (C) solicit a third party to make an offer or proposal (with or without conditions) with respect to any Extraordinary Transaction, (D) publicly comment on any third party proposal regarding any Extraordinary Transaction by such third party, (E) call, encourage or seek to call a special meeting of shareholders or (F) initiate or participate in any action by written consent of the Company’s shareholders (other than by providing a consent in accordance with the recommendations of the Board pursuant to a solicitation commenced by the Company);

vii)seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

viii)acquire securities of the Company or Derivative Instruments relating to such securities that would result in Maran in the aggregate owning, controlling or otherwise having beneficial or other ownership interest of, and/or Derivative Instruments relating to, more than 17.2% of the then-outstanding shares of Common Stock;

ix)advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of shareholders or any action by written consent in a manner inconsistent with the recommendations of the Board except in accordance with Section 1;

x)make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party;

xi)institute or join any litigation, arbitration or other proceeding (including any derivative action) against the Company or its directors or officers, except that the foregoing will not prevent Maran from (i) bringing litigation to enforce the provisions of this Agreement instituted in accordance with this Agreement; (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, Company or its Affiliates against Maran; (iii) bringing bona fide commercial disputes that do not in any manner relate to the subject matter of this Agreement; (iv) exercising statutory appraisal rights; or (v) responding to or complying with a validly issued legal process; or

xii)publicly or privately encourage or support any other shareholder, person or entity to take any of the actions described in this Section 2(a).

b)Except as expressly provided in Section 1 or Section 2(a), Maran shall be entitled to vote any shares of Common Stock that it beneficially owns as Maran determines in its sole discretion.

c)Nothing in Section 2(a) will prohibit or restrict Maran from (A) communicating privately with the Board or any officer or director of Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, subject in any case to any confidentiality obligations to Company of any such director or officer or (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Maran, but only if a breach by Maran of this Agreement is not the cause of the applicable requirement. For the avoidance of doubt, subject to applicable law, Maran will not be prohibited from communicating privately with shareholders of the Company and others in a manner that does not otherwise violate this Section 2.

3)	Representations and Warranties of the Company.

The Company represents and warrants to Maran that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) prior to entering into this Agreement, the Board was composed of seven (7) directors and there are no vacancies on the Board and (d) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.

4)	Representations and Warranties of Maran.

Maran represents and warrants to the Company that (a) the authorized signatory of Maran set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Maran thereto, (b) this Agreement has been duly authorized, executed and delivered by Maran, and assuming due execution by each counterparty hereto, is a valid and binding obligation of Maran, enforceable against Maran in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Maran as currently in effect, (d) the execution, delivery and performance of this Agreement by Maran does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Maran, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Maran beneficially owns 3,549,000 shares of Common Stock, (f) as of the date hereof, and except as set forth in clause (e) above, Maran does not currently have, and does not currently have any right to acquire, any interest in any securities or assets of the Company or its Affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement) (collectively, “Derivative Instruments”).

5)	Press Release.

Promptly following the execution of this Agreement, and in no event later than 2:30 p.m., Mountain time, on January [ ], 2026, the Company and Maran shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Schedule B. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Maran shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Maran shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

6)	Specific Performance.

Each of Maran, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Maran, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7)	Expenses.

Each Party shall bear its own expenses in connection with the negotiation, execution and effectuation of this Agreement.

8)	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9)	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) two (2) business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Pure Cycle Corporation

34501 E Quincy Avenue, Bldg 1, Suite D

Watkins, CO 80137

Attn:Mark Harding, Chief Executive Officer

Email:mharding@purecyclewater.com

with a copy (which shall not constitute notice) to:

Davis Graham & Stubbs

3400 Walnut Street, Suite 700

Denver, CO 80205

Attn:John Elofson

Email: john.elofson@davisgraham.com

If to Maran or any member thereof:

Maran Capital Management, LLC

250 Fillmore St, Unit 150

Denver, CO 80206

Attention:Daniel J. Roller

Email:droller@marancapital.com

10)	Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in state court in Denver, Colorado (or, if such court declines to accept jurisdiction over a particular matter, any federal court within the State of Colorado). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11)	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12)	Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party shall have breached this Section 12, it shall not, and shall use its reasonable best efforts to cause its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees and directors not to, in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current officer or director of a Party or a Party’s subsidiaries who no longer serves in such capacity in connection with the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives.

13)	Confidentiality.

The Maran Appointee (or any Maran Replacement Director), if he or she wishes to do so, may provide confidential information of the Company which he or she learns in his or her capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively, “Company Confidential Information”), to Maran, its controlled Affiliates and Associates and legal counsel (collectively, “Maran Confidentiality Representatives”), in each case, solely to the extent such Maran Confidentiality Representatives need to know such information in connection with Maran’s investment in the Company; provided, however, that Maran shall (a) inform such Maran Confidentiality Representatives of the confidential nature of any such Company Confidential Information and (b) cause such Maran Confidentiality Representatives to (i) refrain from further disclosing such Company Confidential Information by any means and (ii) not use such Company Confidential

Information in any way other than in connection with Maran’s investment in the Company and consistent with applicable law and stock exchange rules. Each of Mr. Kozlowski, the Maran Appointee (and any Maran Replacement Director) shall not, without the prior written consent of the Company, otherwise disclose any Company Confidential Information to any other person or entity.

14)	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Maran. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Maran, the prior written consent of the Company, and with respect to the Company, the prior written consent of Maran. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except for Section 8, Section 10, Section 13 and Section 14, which shall survive such termination.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

Pure Cycle Corporation

By:	/s/ Patrick J. Beirne
	Name:	Patrick J. Beirne
	Title:	Chair

MARAN CAPITAL MANAGEMENT, LLC [MARAN PARNTERS FUND, LP] [MARAN PARTNERS GP, LLC] [MARAN SPV1 LP] [MARAN SPV GP, LLC] [Plaisance SPV I, LLC] [DANIEL J. ROLLER]

/s/
By:	/s/ Daniel J. Roller
	Name:	Daniel J. Roller
	Title:	Authorized Signatory

Schedule A

Strategy and Capital Allocation Committee Charter

Version Approved Effective: January 14, 2026

A. AUTHORITY

The Board of Directors (the “Board”) of Pure Cycle Corporation (the “Company”), by resolution dated January 14, 2026, and in connection with the Cooperation Agreement (the “Cooperation Agreement”), dated January 14, 2026, by and among the Company and Maran Capital Management, LLC, established the Strategy and Capital Allocation Committee (the “Committee”).

This Charter is intended to be one component of the flexible governance framework within which the Board, assisted by its committees, oversees the affairs of the Company; it is not intended to establish by its own force any additional fiduciary duties.

B. PURPOSE

The Committee is appointed by the Board to support the Board’s and management’s review of the Company’s significant strategic initiatives, including with respect to its capital allocation priorities, portfolio of assets, special capital projects and capital structure.

C. COMMITTEE MEMBERSHIP

The Committee shall be comprised of four directors, who shall initially be Daniel J. Roller, Daniel R. Kozlowski, Patrick Beirne, and Jeffrey G. Sheets. The initial Chair of the Committee shall be Mr. Roller.

Any vacancies on the Committee resulting from any of the initial members being unable or unwilling to serve as a member of the Committee, resigning as a member of the Committee, being removed as a member of the Committee or ceasing to be a member for any other reason prior to the expiration of the Standstill Period (as defined in the Cooperation Agreement) shall be filled in accordance with the terms of the Cooperation Agreement.

D. COMMITTEE AUTHORITY AND RESPONSIBILITIES

In addition to such other matters as may be delegated to the Committee by the Board from time to time, the Committee shall be authorized to take the following actions:

1. The Committee shall review, evaluate and make recommendations to the Board regarding the Company’s significant strategic initiatives, including with respect to its capital allocation priorities, portfolio of assets, special capital projects and capital structure. The Committee shall have the authority to perform any other reviews and evaluations that it may find necessary or appropriate in furtherance of the foregoing purpose.

2. In addition to the Committee’s authority to obtain services from any of the Company’s financial, legal and other advisors, experts and consultants, the Committee may, with the prior approval of the Board, engage, at the expense of the Company, such financial, legal and other advisors, experts and other persons as the Committee determines is appropriate to assist it in the full performance of its duties.

E. COMMITTEE MEETINGS AND ACTION

1. A majority of the Committee members shall constitute a quorum.

2. The action of a majority of those present at a meeting at which a quorum is present shall be the act of the Committee. The Committee may act by unanimous written consent in lieu of a meeting.

3. The Committee shall regularly report to the Board and provide recommendations as needed or appropriate regarding Committee activities. The Committee Secretary (who shall be the Chair of the Committee or his designee) shall give notice, if required, and keep written minutes of all Committee meetings and provide the Board with a copy of the minutes of all Committee meetings.

4. The Chair of the Committee shall be responsible for convening and calling meetings of the Committee. The Committee shall meet as often as may be deemed necessary or appropriate in its judgment, but no more frequently than once a month without approval from at least two members of the Committee. All members of the Board shall be invited to attend all meetings of the Committee. The Committee may invite members of management, internal auditors, independent auditors, legal counsel or others to attend meetings and to provide relevant information. Meetings may be held telephonically, by videoconference, in person, or by means of any other communications equipment, so that, in any case, all persons participating can hear each other.

5. The Committee Secretary shall prepare a preliminary agenda. The Chair of the Committee, following consultation with the other members of the Committee, shall make the final decision regarding the agenda. The agenda and all materials to be reviewed at the meetings should be received by the Committee members as far in advance of the meeting day as practicable.

F. TERM

The Committee shall continue in its existence until the expiration of the Standstill Period, unless the Board should determine to extend the term of the Committee.

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Schedule B

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